BC/RvT/5145512

OPRICHTING
(Alaskan & Atlantic Coöperatief U.A.)

Op acht en twintig juni tweeduizend twaalf is voor mij, mr. Gerard Cornelis van Eck, notaris met plaats van vestiging Rotterdam, verschenen:
Adriënne Clarissa van Maanen, geboren te Rotterdam op zes maart negentien honderd vier en tachtig, met kantooradres Blaak 31, 3011 GA Rotterdam, te dezen handelend als schriftelijk gevolmachtigde van:

1. **Stichting Teleportboulevard**, een stichting, statutair gevestigd te Amsterdam, en kantoorhoudende te Teleportboulevard 140, 1043 EJ Amsterdam (geregistreerd bij het handelsregister van de Kamer van Koophandel onder nummer 34357165) (de "**oprichter I**"); en
2. **Stichting De Klomp**, een stichting, statutair gevestigd te Amsterdam, en kantoorhoudende te Teleportboulevard 140, 1043 EJ Amsterdam (geregistreerd bij het handelsregister van de Kamer van Koophandel onder nummer 41194254) (de "**oprichter II**"),

(de oprichter I en de oprichter II, hierna gezamenlijk te noemen: de "**oprichters**").
De comparant, handelend als gemeld, heeft het volgende verklaard:
de oprichters richten hierbij op een coöperatie (de "**coöperatie**"), met de volgende statuten:

STATUTEN:

HOOFDSTUK I.

Artikel 1. Begripsbepalingen.

1.1 In deze statuten hebben de volgende begrippen de navolgende betekenis:
   a. **"algemene vergadering"**:
      het orgaan bestaande uit de stemgerechtigde leden;
   b. **"bestuur"**:
      het bestuur van de coöperatie;
   c. **"bestuurslid"**:
      een lid van het bestuur van de coöperatie;
   d. **"ledenrekening"**:
      met betrekking tot een lid, de rekening als bedoeld in artikel 9;
   e. **"lid"**:
      een lid van de coöperatie;
   f. **"lidmaatschap"**:
      het lidmaatschap van de coöperatie;
   g. **"lidmaatschapsrecht"**:
      met betrekking tot een lid, alle rechten, verplichtingen en contractuele verhoudingen van het betreffende lid ten opzichte van de coöperatie en

de andere leden, voortvloeiend uit het lidmaatschap van de coöperatie, — de statuten en een tussen de coöperatie en het betreffende lid gesloten — overeenkomst, waaronder de rechten van het betreffende lid ten aanzien van zijn ledenrekening; —

h. **"schriftelijk"**: —
bij brief, telefax, e-mail of door een op andere wijze langs elektronische — weg toegezonden leesbaar en reproduceerbaar bericht, mits de identiteit - van de verzender met afdoende zekerheid kan worden vastgesteld; —

i. **"statuten"**: —
de statuten van de coöperatie; en —

j. **"unaniem besluit"**: —
een unaniem besluit van de algemene vergadering genomen in een — vergadering waarin alle stemgerechtigde leden aanwezig of — vertegenwoordigd zijn dan wel een besluit van de algemene vergadering - genomen overeenkomstig het bepaalde in artikel 24. —

1.2 Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij — het tegendeel uitdrukkelijk blijkt. —

HOOFDSTUK II. NAAM, ZETEL EN AANSPRAKELIJKHEID; DOEL. —

Artikel 2. Naam, zetel en aansprakelijkheid. —

2.1 De naam van de coöperatie is: —
Alaskan & Atlantic Coöperatief U.A. —

2.2 De coöperatie is gevestigd in de gemeente Amsterdam. —

2.3 De leden en de voormalige leden zijn niet aansprakelijk voor de schulden van — de coöperatie en zijn niet verplicht bij te dragen in een eventueel tekort — bestaande ten tijde van de ontbinding van de coöperatie. —

Artikel 3. Doel. —

3.1 De coöperatie heeft ten doel te voorzien in bepaalde stoffelijke behoeften van — de leden, waaronder het besparen van kosten, krachtens overeenkomsten met - haar leden gesloten (als onderdeel van de lidmaatschapsrechten en, indien van toepassing, separate overeenkomsten die de coöperatie is aangegaan met de — leden) in het kader van het bedrijf dat de coöperatie te dien einde ten behoeve - van haar leden uitoefent of doet uitoefenen. De coöperatie kan onder meer, ter - realisering van haar doel, gelden aantrekken van haar leden teneinde deze — gelden te investeren. —

3.2 De coöperatie tracht haar in artikel 3.1 omschreven doel te bereiken door het — uitvoeren of doen uitvoeren van de volgende ondernemingsactiviteiten in eigen - naam en voor eigen rekening en risico: —

a. het investeren van het door de leden beschikbaar gestelde vermogen — met als doel winst te realiseren ten bate van de leden; —

b. het financieren van ondernemingen en vennootschappen, het lenen, — uitlenen en bijeenbrengen van gelden, daaronder begrepen het uitgeven - van obligaties, schuldbrieven of andere waardepapieren, alsmede het — aangaan van daarmee samenhangende overeenkomsten; —

c. het verkrijgen en/of besturen van ondernemingen en vennootschappen; —

d. het oprichten van, het op enigerlei wijze deelnemen in, het besturen van -

en het toezicht houden op ondernemingen en vennootschappen;

e. het verzorgen en verstrekken van adviezen aan ondernemingen en vennootschappen waarin de coöperatie een belang heeft;

f. het verstrekken van garanties, het verbinden van de coöperatie en het bezwaren van activa van de coöperatie ten behoeve van de verplichtingen van ondernemingen en vennootschappen waarmee de coöperatie in een groep is verbonden en verplichtingen van derden,

en al hetgeen op vorenstaande betrekking heeft of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

3.3 De coöperatie kan overeenkomsten als die welke zij met de leden sluit ook met anderen aangaan, doch niet in een zodanige mate dat de overeenkomsten met de leden slechts van ondergeschikte betekenis zijn.

HOOFDSTUK III. LIDMAATSCHAP EN LEDENREKENING.

Artikel 4. Toelating van leden. Ledenregister.

4.1 Leden van de coöperatie mogen uitsluitend natuurlijke personen, rechtspersonen, personenvennootschappen en andere vennootschappen zonder rechtspersoonlijkheid zijn.

4.2 Toelating van een lid geschiedt krachtens unaniem besluit.

4.3 Bij het besluit tot toelating worden de verdere voorwaarden tot toelating bepaald.

4.4 Het bestuur houdt een register bij waarin de namen en adressen van alle leden zijn opgenomen. Het bestuur verstrekt kosteloos op verzoek van een lid een uittreksel uit het ledenregister betreffende zijn lidmaatschapsrecht. Het bestuur legt het ledenregister voor de leden ter inzage ten kantore van de coöperatie of op een andere daartoe geschikte plaats.

Artikel 5. Overdracht en overgang van het lidmaatschapsrecht.

5.1 Het lidmaatschapsrecht is niet persoonlijk en is voor overdracht en overgang vatbaar overeenkomstig dit artikel 5.

5.2 Het lidmaatschapsrecht van een rechtspersoon dat als gevolg van een juridische fusie of een juridische splitsing of een vergelijkbare figuur onder enig toepasselijk recht ophoudt te bestaan, gaat over op de verkrijgende rechtspersoon, onderscheidenlijk over op een andere verkrijgende rechtsopvolger. De verkrijgende rechtspersoon kan zijn rechten jegens de coöperatie pas uitoefenen nadat de algemene vergadering goedkeuring daartoe heeft verleend krachtens unaniem besluit.

5.3 Een lid dat zijn lidmaatschapsrecht wenst over te dragen (de "**verzoeker**") behoeft daarvoor de goedkeuring krachtens unaniem besluit. Het verzoek tot goedkeuring wordt gedaan door middel van een kennisgeving gericht aan het bestuur, onder opgave van de persoon aan wie de verzoeker het lidmaatschapsrecht wenst over te dragen. Het bestuur is verplicht om ter behandeling van het verzoek tot goedkeuring een algemene vergadering bijeen te roepen en te doen houden binnen zes weken na ontvangst van het verzoek. Bij de oproeping tot de vergadering wordt de inhoud van het verzoek vermeld. Een besluit tot goedkeuring van overdracht kan slechts worden genomen krachtens een unaniem besluit en is tevens, voor zover wordt overgedragen

aan een persoon niet zijnde een lid, een besluit tot toelating overeenkomstig het bepaalde in artikel 4.2 waarbij artikel 4.4 van toepassing is.
Indien de algemene vergadering de gevraagde goedkeuring verleent, mag de verzoeker het lidmaatschapsrecht vrijelijk overdragen aan de persoon die daartoe in het verzoek tot goedkeuring was genoemd.

5.4 Voor de overdracht van een lidmaatschapsrecht is tevens vereist een schriftelijke overeenkomst waarbij de betrokkenen partij zijn, gevolgd door een schriftelijke kennisgeving aan de coöperatie.

5.5 Het saldo van de ledenrekening zal na de schriftelijke kennisgeving als bedoeld in artikel 5.4 door de coöperatie worden gehouden voor het lid dat het lidmaatschapsrecht door de overdracht heeft verkregen.

5.6 Het bepaalde in artikel 5.1, 5.3 en 5.4 geldt eveneens voor de vestiging van een pandrecht of een recht van vruchtgebruik op een lidmaatschapsrecht.

5.7 Voorzover wettelijk toegestaan kan bij de vestiging van een pandrecht op een lidmaatschapsrecht het stemrecht aan de pandhouder worden toegekend. Een dergelijke overgang van het stemrecht behoeft de goedkeuring van de algemene vergadering krachtens unaniem besluit, welke goedkeuring gegeven dient te zijn voordat het betreffende pandrecht wordt gevestigd.

Artikel 6. Einde van het lidmaatschap.

6.1 Het lidmaatschap van een lid eindigt van rechtswege indien zijn lidmaatschapsrechten overeenkomstig het bepaalde in artikel 5 zijn overgedragen, dan wel:
   a. indien het lid een natuurlijk persoon is, door de dood van het lid; en
   b. indien het lid een rechtspersoon is, doordat die rechtspersoon ophoudt te bestaan zonder rechtsopvolger onder algemene titel of gelijke rechtsfiguur, onverminderd het bepaalde in artikel 5.2.

6.2 Voorts eindigt het lidmaatschap van een lid met inachtneming van het bepaalde in artikel 6.3 tot en met 6.11 door:
   a. opzegging door het lid;
   b. opzegging door de coöperatie aan het lid; of
   c. ontzetting van het lid.

6.3 Opzegging van het lidmaatschap door het lid kan slechts geschieden tegen het einde van een boekjaar volgend op dat waarin wordt opgezegd. Echter, het lidmaatschap kan onmiddellijk door opzegging van het lid worden beëindigd indien:
   a. van het lid redelijkerwijs niet gevergd kan worden het lidmaatschap te laten voortduren; of
   b. een besluit is genomen waarbij de rechten van het lid zijn beperkt of zijn verplichtingen zijn verzwaard dan wel een besluit tot omzetting van de coöperatie in een andere rechtsvorm of tot fusie of splitsing in de zin van Boek 2, Titel 7 van het Burgerlijk Wetboek, is genomen en het lid binnen één maand nadat het besluit hem bekend is geworden het bestuur van de coöperatie in kennis heeft gesteld van zijn voornemen het lidmaatschap met onmiddellijke ingang te willen beëindigen.

Ingeval van opzegging door het lid als bedoeld onder b, is het besluit waarbij de

rechten van het lid zijn beperkt of zijn verplichtingen zijn verzwaard, niet op dat lid van toepassing. De bevoegdheid tot opzegging van het lid als bedoeld onder b. hierboven geldt niet voor het geval van wijziging van geldelijke rechten en verplichtingen.

6.4 Het lidmaatschap eindigt eveneens indien het lid en de coöperatie dat schriftelijk zijn overeengekomen.

6.5 Een opzegging in strijd met het bepaalde in artikel 6.3, doet het lidmaatschap eindigen op het vroegst toegelaten tijdstip volgende op de datum waartegen was opgezegd.

6.6 Het bestuur kan besluiten tot het doen van een opzegging door de coöperatie aan een lid indien:

a. een lid heeft opgehouden te voldoen aan de vereisten door de statuten aan het lidmaatschap gesteld;
b. een lid zijn verplichtingen jegens de coöperatie niet nakomt; of
c. wanneer redelijkerwijs van de coöperatie niet gevergd kan worden het lidmaatschap te laten voortduren.

6.7 Het bestuur kan besluiten tot de ontzetting van een lid uit het lidmaatschap. Ontzetting kan alleen worden uitgesproken wanneer een lid in strijd met de statuten, reglementen of besluiten van de coöperatie handelt of de coöperatie op onredelijke wijze benadeelt.

6.8 Kennisgeving van opzegging of ontzetting door de coöperatie geschiedt schriftelijk door het bestuur met opgave van redenen.

6.9 Van een besluit tot opzegging van het lidmaatschap door de coöperatie op grond van het feit dat een lid zijn verplichtingen jegens de coöperatie niet nakomt of dat redelijkerwijs van de coöperatie niet gevergd kan worden het lidmaatschap te laten voortduren, alsmede van een besluit tot ontzetting uit het lidmaatschap, staat de betrokkene binnen een maand na de ontvangst van de kennisgeving van het besluit beroep open bij de algemene vergadering. In geval van ontzetting zal gedurende de beroepstermijn en hangende het beroep het lid geschorst zijn, met dien verstande, dat het geschorste lid toegang heeft tot de algemene vergadering waarin het besluit tot schorsing wordt behandeld en bevoegd is ten aanzien van de schorsing het woord te voeren.

6.10 Bij beëindiging van het lidmaatschap zal een bedrag gelijk aan het bedrag dat het lid zou ontvangen ingevolge het bepaalde in artikel 26 indien de coöperatie op de dag van de beëindiging zou zijn ontbonden en vereffend, aan het lid worden uitgekeerd.

6.11 Wanneer het lidmaatschap in de loop van een boekjaar eindigt, blijft het lid de jaarlijkse bijdrage voor dat boekjaar (indien van toepassing) voor het geheel verschuldigd.

Artikel 7. Ledenovereenkomst.

7.1 De coöperatie kan naast de statuten ledenovereenkomsten aangaan, welke ledenovereenkomsten naast de statuten, rechten en verplichtingen van ieder lid ten opzichte van de coöperatie en eventueel de leden onderling beschrijven.

7.2 De algemene vergadering kan een ledenreglement vaststellen, welk ledenreglement, onder meer, de interne organisatie van de coöperatie zal

regelen.

Artikel 8. Verplichtingen van de leden.

De algemene vergadering kan op voorstel van het bestuur, krachtens unaniem besluit aan de leden verplichtingen opleggen of verhogen tot het betalen van een jaarlijkse bijdrage en/of het storten van vermogen.

Artikel 9. Inbreng op lidmaatschap en ledenrekeningen.

9.1 In de boeken van de coöperatie wordt voor ieder lid een ledenrekening aangehouden. Iedere ledenrekening wordt gecrediteerd met het bedrag van de waarde van de inbreng van vermogen van het betreffende lid in de coöperatie per de datum van die inbreng. Deze ledenrekening zal toe- en afnemen overeenkomstig de voorwaarden en bepalingen van deze statuten, de ledenovereenkomst(en), dan wel andere overeenkomsten tussen de coöperatie en de leden.

9.2 De inbreng van vermogen zal bestaan uit stortingen in geld, voor zover geen andere inbreng is overeengekomen, en vereist goedkeuring van de algemene vergadering krachtens unaniem besluit.

HOOFDSTUK IV. HET BESTUUR.

Artikel 10. Bestuur.

10.1 Het bestuur van de coöperatie bestaat uit één (1) of meer leden A en één (1) of meer leden B. Het aantal bestuursleden wordt vastgesteld door de algemene vergadering.

10.2 Bestuursleden kunnen zowel uit leden als uit niet-leden worden benoemd.

10.3 Bestuursleden worden benoemd door de algemene vergadering. In ontstane vacatures wordt zo spoedig mogelijk voorzien.

10.4 Wanneer het bestuur uit meer dan één lid bestaat, zal het bestuur uit zijn midden een voorzitter benoemen. Voorts zal het bestuur regelingen treffen voor de plaatsvervanging van de voorzitter in het geval van zijn afwezigheid.

10.5 Ieder bestuurslid kan te allen tijde door de algemene vergadering worden geschorst of ontslagen.

10.6 Elke schorsing kan één of meerdere malen worden verlengd, maar zal in totaal niet langer dan drie maanden duren. Is na verloop van die periode geen beslissing genomen tot opheffing van de schorsing of tot ontslag, dan eindigt de schorsing.

Artikel 11. Bestuurstaak, besluitvorming en taakverdeling.

11.1 Behoudens de beperkingen volgens deze statuten is het bestuur belast met het besturen van de coöperatie.

11.2 Besluiten van het bestuur kunnen buiten vergadering, schriftelijk of op een andere wijze worden genomen, met dien verstande dat het betreffende voorstel ter inzage is gelegd aan alle bestuursleden en geen van de bestuursleden bezwaar heeft tegen deze wijze van besluitvorming. De vaststelling van schriftelijke besluiten zal worden geëffectueerd door schriftelijke verklaringen van alle aanwezige bestuursleden.

11.3 Het bestuur kan nadere regels vaststellen omtrent de besluitvorming en werkwijze van het bestuur ter aanvulling op de relevante bepalingen in deze statuten.

11.4 Het bestuur is bevoegd bepaalde delen van zijn taken, onder zijn verantwoordelijkheid te delegeren aan daartoe benoemde commissies.

Artikel 12. Vertegenwoordiging. Tegenstrijdig belang.

12.1 Het bestuur is bevoegd de coöperatie te vertegenwoordigen. Indien twee (2) of meer bestuursleden in functie zijn komt de bevoegdheid tot vertegenwoordiging mede toe aan één (1) bestuurslid A en één (1) bestuurslid B tezamen.

12.2 Het bestuur kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Ieder van hen vertegenwoordigt de coöperatie met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. Hun titulatuur wordt door het bestuur bepaald. Deze bevoegdheid geldt ook in geval van tegenstrijdig belang tussen het bestuur en de coöperatie, tenzij er een aanwijzingsbesluit overeenkomstig artikel 12.3 is genomen.

12.3 In geval van een tegenstrijdig belang tussen de coöperatie en een bestuurslid, kan de algemene vergadering één of meer personen aanwijzen om de coöperatie in het desbetreffende geval of in dergelijke gevallen te vertegenwoordigen.

12.4 In geval van ontstentenis of belet van een bestuurslid zijn de overblijvende bestuursleden tijdelijk met het besturen van de coöperatie belast mits nog ten aanzien van ten minste één (1) bestuurslid A en één (1) bestuurslid B geen sprake is van ontstentenis of belet.

12.5 In geval van ontstentenis of belet van alle bestuursleden van een bepaalde soort of van het enige bestuurslid van een bepaalde soort, is de persoon die daartoe door de algemene vergadering wordt aangewezen, tezamen met het bestuurslid of bestuursleden van de andere soort, of tezamen met de persoon die als tijdelijk bestuurder door de algemene vergadering is aangewezen, tijdelijk met het bestuur van de coöperatie belast.

Artikel 13. Goedkeuringsbesluiten.

13.1 De algemene vergadering is bevoegd besluiten van het bestuur aan haar goedkeuring te onderwerpen. Deze besluiten dienen duidelijk te worden omschreven en schriftelijk aan het bestuur te worden meegedeeld.

13.2 Het ontbreken van goedkeuring van de algemene vergadering voor een besluit als bedoeld in dit artikel 13, tast de vertegenwoordigingsbevoegdheid van het bestuur of de bestuursleden niet aan.

HOOFDSTUK V. BOEKJAAR EN JAARREKENING; WINST EN UITKERINGEN.

Artikel 14. Boekjaar en jaarrekening.

14.1 Het boekjaar van de coöperatie valt samen met het kalenderjaar.

14.2 Het bestuur is verplicht van de vermogenstoestand van de coöperatie en van alles betreffende de werkzaamheden, op zodanige wijze een administratie te voeren en de daartoe behorende boeken, bescheiden en andere gegevensdragers op zodanige wijze te bewaren, dat te allen tijde de rechten en verplichtingen van de coöperatie kunnen worden gekend.

14.3 Jaarlijks binnen zes maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste vijf maanden door de algemene vergadering op grond van bijzondere omstandigheden, maakt het bestuur een jaarrekening op en legt deze voor de leden ter inzage ten kantore van de

coöperatie.

14.4 Binnen deze termijn legt het bestuur ook het jaarverslag ter inzage voor de leden, tenzij het bepaalde van artikel 2:396 lid 7 of artikel 2:403 van het Burgerlijk Wetboek voor de coöperatie van toepassing is.

14.5 De jaarrekening bestaat uit een balans, een winst- en verliesrekening en een toelichting.

14.6 De jaarrekening wordt ondertekend door de bestuursleden. Ontbreekt de ondertekening van één of meer van hen, dan wordt daarvan, onder opgave van reden, melding gemaakt.

14.7 De coöperatie kan, en indien daartoe wettelijk verplicht, zal, aan een accountant opdracht verlenen tot onderzoek van de jaarrekening. Tot het verlenen van de opdracht is de algemene vergadering bevoegd. Het bestuur zal hiertoe bevoegd zijn ingeval de algemene vergadering nalaat een accountant te benoemen. De accountant brengt omtrent zijn onderzoek verslag uit aan het bestuur. De accountant geeft de uitslag van zijn onderzoek weer in een verklaring omtrent de getrouwheid van de jaarrekening. De accountantsverklaring wordt overeenkomstig artikel 14.9 van deze statuten, beschikbaar gesteld aan de leden. De bepalingen van artikel 2:393 van het Burgerlijk Wetboek zullen voor zover mogelijk overeenkomstig van toepassing zijn.

14.8 Indien geen accountantsverklaring als hiervoor in artikel 14.7 bedoeld beschikbaar wordt gesteld, zal de algemene vergadering jaarlijks uit de leden een financiële commissie benoemen van ten minste twee personen die geen bestuursleden mogen zijn. De financiële commissie onderzoekt de jaarrekening en brengt aan de algemene vergadering verslag van haar bevindingen uit. Vereist het onderzoek van de jaarrekening bijzondere boekhoudkundige kennis dan kan de financiële commissie zich door een deskundige doen bijstaan. Het bestuur is verplicht de financiële commissie ten behoeve van haar onderzoek alle door haar gevraagde inlichtingen te verschaffen, haar desgewenst de kas en de waarden te tonen en de boeken en bescheiden van de coöperatie voor raadpleging beschikbaar te stellen.

14.9 Vanaf de aankondiging van een jaarlijkse algemene vergadering, zal de coöperatie de jaarrekening, het jaarverslag en de overige stukken genoemd in artikel 2:392 lid 1 van het Burgerlijk Wetboek ter inzage leggen ten kantore van de coöperatie. Leden zijn bevoegd de stukken ten kantore van de coöperatie in te zien of een kopie daarvan te krijgen zonder dat de coöperatie daarvoor kosten in rekening brengt.

Artikel 15. Vaststelling van de jaarrekening en decharge.

15.1 De algemene vergadering stelt de jaarrekening vast op de jaarlijks te houden algemene vergadering als bedoeld in artikel 18.1.

15.2 Na vaststelling van de jaarrekening kan de algemene vergadering een besluit nemen betreffende decharge van de bestuursleden voor het door hen gevoerde bestuur, voor zover het gevoerde bestuur wordt gereflecteerd in de jaarrekening of elders aan de algemene vergadering openbaar gemaakt voorafgaande aan de vaststelling van de jaarrekening. De mate van vrijwaring

van aansprakelijkheid zal onderworpen zijn aan de beperkingen krachtens de wet.

Artikel 16. Winst, verlies en uitkeringen.

16.1 De coöperatie houdt een winstreserve aan waaraan winsten worden toegevoegd en ten laste waarvan verliezen worden gedelgd, overeenkomstig het in dit artikel 16 bepaalde (de "**winstreserve**"). Ieder lid is gerechtigd tot de winstreserve naar rato van het saldo van zijn ledenrekening.

16.2 Van de in een bepaald jaar behaalde winsten wordt eerst een bedrag toegevoegd aan de winstreserve gelijk aan het (eventuele) negatieve saldo van de winstreserve. Het resterende bedrag wordt na een besluit daartoe van de algemene vergadering, met inachtneming van het bepaalde in artikel 16.4 en 16.7, uitgekeerd aan de leden of toegevoegd aan de winstreserve.

16.3 De verliezen in een bepaald jaar worden ten laste van de winstreserve gebracht.

16.4 Uitkeringen ten laste van de winstreserve kunnen slechts geschieden zolang de winstreserve na de uitkering een positief saldo heeft.

16.5 Krachtens unaniem besluit kan worden besloten om tussentijdse uitkeringen aan de leden ten laste van de winst in een bepaald jaar te doen (zoals geschat door de algemene vergadering).

16.6 De bevoegdheid tot besluiten om een andere uitkering te doen, alsmede het bepalen van de verdere voorwaarden van elke andere uitkering aan de leden komt toe aan de algemene vergadering met dien verstande dat bij een uitkering ten laste van een ledenrekening het saldo van de betreffende ledenrekening na de uitkering positief dient te zijn.

16.7 Uitkeringen op grond van artikel 16.4, 16.5 en 16.6 kunnen slechts geschieden aan alle leden in verhouding tot de saldi van hun respectieve ledenrekeningen, tenzij de algemene vergadering krachtens unaniem besluit een andere verdeling van de betreffende uitkering vaststelt.

16.8 Uitkering van in een bepaald jaar behaalde winst vindt slechts plaats na vaststelling van de jaarrekening.

16.9 Een tekort mag slechts ten laste van de door de wet voorgeschreven reserves worden gebracht zover de wet dat toestaat.

HOOFDSTUK VI. DE ALGEMENE VERGADERING.

Artikel 17. Bevoegdheid.

Aan de algemene vergadering komen in de coöperatie alle bevoegdheden toe die niet door de wet of de statuten aan het bestuur zijn opgedragen.

Artikel 18. Algemene vergadering.

18.1 Jaarlijks, uiterlijk binnen zeven maanden na afloop van het boekjaar, behoudens verlenging van deze termijn door de algemene vergadering, wordt een algemene vergadering - de jaarvergadering - gehouden. In de jaarvergadering komt onder meer aan de orde:

a. indien van toepassing: het jaarverslag;

b. indien van toepassing: het verslag van de in artikel 14.8 bedoelde financiële commissie;

c. vaststelling van de jaarrekening;

d. verlening van kwijting aan bestuursleden; ———
e. tenzij voor het volgende boekjaar reeds aan een accountant een opdracht als bedoeld in artikel 14.7 is verleend: benoeming van een accountant of financiële commissie overeenkomstig artikel 14.7 en 14.8; -
f. voorziening in eventuele vacatures; ———
g. voorstellen van het bestuur of de leden, aangekondigd bij de oproeping voor de vergadering. ———

18.2 Andere algemene vergaderingen worden bijeengeroepen zo dikwijls het bestuur dit wenselijk oordeelt, of wanneer het daartoe volgens de wet of deze statuten verplicht is. ———

18.3 Op schriftelijk verzoek van ten minste een zodanig aantal leden als bevoegd is tot het uitbrengen een tiende gedeelte van de stemmen in de algemene vergadering, is het bestuur verplicht tot het bijeenroepen van een algemene vergadering op een termijn van niet langer dan vier weken na indiening van het verzoek. Indien aan het verzoek binnen veertien dagen geen gevolg wordt gegeven, kunnen de verzoekers zelf tot bijeenroeping overgaan door oproeping overeenkomstig artikel 19 of bij advertentie in ten minste één ter plaatse waar de coöperatie gevestigd is, veelgelezen dagblad, met inachtneming van de in artikel 19.2 vermelde oproepingstermijn. De verzoekers kunnen alsdan anderen dan bestuursleden belasten met de leiding van de vergadering en het bijhouden van de notulen. ———

Artikel 19. Oproeping, agenda en plaats van vergaderingen. ———

19.1 Algemene vergaderingen worden bijeengeroepen door het bestuur. Voorts kunnen algemene vergaderingen worden bijeengeroepen door leden, tezamen vertegenwoordigende ten minste de helft van het totaal aantal stemgerechtigde leden, onverminderd het bepaalde in artikel 18.3. ———

19.2 De oproeping geschiedt niet later dan op de zevende dag voor die van de vergadering. ———

19.3 Bij de oproeping worden de te behandelen onderwerpen vermeld. Onderwerpen die niet bij de oproeping zijn vermeld, kunnen nader worden aangekondigd zulks met inachtneming van de in artikel 19.2 bedoelde termijn. -

19.4 De oproeping zal worden verzonden naar de adressen van de leden zoals deze zijn vermeld in het ledenregister. Indien een lid daarmee heeft ingestemd kan de oproeping door middel van een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door het betreffende lid voor dit doel aan de coöperatie bekend is gemaakt, worden verzonden. ———

19.5 Algemene vergaderingen worden gehouden in de gemeente waar de coöperatie volgens deze statuten gevestigd is. Algemene vergaderingen kunnen ook elders in Nederland worden gehouden. Geldige besluiten kunnen dan slechts worden genomen indien alle stemgerechtigde leden aanwezig of vertegenwoordigd zijn. ———

Artikel 20. Toegang en vergaderrechten. ———

20.1 Ieder lid en ieder bestuurslid is bevoegd een algemene vergadering bij te wonen. Leden kunnen zich ter vergadering doen vertegenwoordigen door een schriftelijke gevolmachtigde. Geen toegang hebben geschorste leden en ———

geschorste bestuursleden, met uitzondering van het bepaalde in artikel 6.9. ——

20.2 Iedere stemgerechtigde die ter vergadering aanwezig is, moet de presentielijst - tekenen. De voorzitter van de vergadering kan bepalen dat de presentielijst ook moet worden getekend door andere personen die ter vergadering aanwezig —— zijn. ——

20.3 Een bestuurslid niet zijnde een lid heeft een adviesrecht in de algemene —— vergadering. ——

20.4 Omtrent de toelating van andere personen tot de vergadering beslist de —— algemene vergadering. ——

Artikel 21. Voorzitter en secretaris van de vergadering. ——

21.1 De voorzitter van het bestuur is voorzitter van de vergadering, of bij diens —— afwezigheid zijn plaatsvervanger. Indien zowel de voorzitter van het bestuur als diens plaatsvervanger niet aanwezig zijn, wordt de voorzitter van de —— vergadering aangewezen bij besluit van de algemene vergadering. ——

21.2 De voorzitter van de vergadering wijst voor de vergadering een secretaris aan. -

Artikel 22. Notulen; aantekening van besluiten van de leden. ——

22.1 Van het verhandelde in een algemene vergadering worden notulen —— bijgehouden door de secretaris van de vergadering. De notulen worden —— vastgesteld door de voorzitter en de secretaris van de vergadering en ten blijke - daarvan door hen ondertekend. ——

22.2 Het bestuur maakt aantekening van alle door de algemene vergadering —— genomen besluiten. Indien het bestuur niet ter vergadering is —— vertegenwoordigd, wordt door of namens de voorzitter van de vergadering een - afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan - het bestuur verstrekt. De aantekeningen liggen ten kantore van de coöperatie — ter inzage voor de leden. Aan ieder van hen wordt desgevraagd een afschrift of uittreksel van de aantekeningen verstrekt. ——

Artikel 23. Besluitvorming in de vergadering. ——

23.1 Ieder lid dat niet geschorst is, heeft het recht om één (1) stem uit te brengen. —

23.2 Voor zover de wet of deze statuten niet anders bepalen, worden alle besluiten - van de algemene vergadering genomen met een gewone meerderheid van de - uitgebrachte stemmen. ——

23.3 Staken de stemmen, dan is het voorstel verworpen. ——

23.4 Indien de door de wet of deze statuten gegeven voorschriften voor het —— oproepen en houden van algemene vergaderingen niet in acht zijn genomen, — kunnen ter vergadering slechts geldige besluiten worden genomen, indien alle - bestuursleden en stemgerechtigde leden aanwezig dan wel vertegenwoordigd - zijn en een dergelijk besluit is genomen met algemene stemmen. ——

23.5 Bij het vaststellen van het aantal stemmen en het aantal leden dat aanwezig is - dan wel vertegenwoordigd is, worden niet meegerekend de leden zonder —— stemrecht ingevolge de wet of deze statuten. ——

Artikel 24. Besluitvorming buiten vergadering. ——

24.1 Besluiten van de algemene vergadering kunnen in plaats van in een algemene - vergadering ook schriftelijk worden genomen, mits met algemene stemmen van alle stemgerechtigde leden en met voorkennis van het bestuur. ——

24.2 Ieder lid is verplicht ervoor zorg te dragen dat de aldus genomen besluiten zo spoedig mogelijk schriftelijk ter kennis van het bestuur worden gebracht. Het bestuur maakt van de genomen besluiten aantekening en voegt deze aantekeningen bij de aantekeningen bedoeld in artikel 22.2.

HOOFDSTUK VII. STATUTENWIJZIGING; ONTBINDING EN VEREFFENING; TOEPASSELIJK RECHT.

Artikel 25. Statutenwijziging.

25.1 De algemene vergadering is bevoegd deze statuten te wijzigen krachtens unaniem besluit, mits de vergadering is opgeroepen met de mededeling dat een besluit tot wijziging van deze statuten tijdens de vergadering zal worden voorgesteld.

25.2 Zij die de oproeping tot de algemene vergadering ter behandeling van een voorstel tot statutenwijziging hebben gedaan, zullen ten minste vijf dagen voor de vergadering een afschrift van dat voorstel, waarin de voorgestelde wijziging woordelijk is opgenomen, op een daartoe geschikte plaats voor de leden ter inzage leggen, tot na het einde van de dag waarop de vergadering wordt gehouden.

25.3 Een statutenwijziging treedt niet in werking dan nadat hiertoe een notariële akte van statutenwijziging is verleden voor een notaris met plaats van vestiging in Nederland. Tot het doen verlijden van die akte is ieder bestuurslid bevoegd.

Artikel 26. Ontbinding en Vereffening.

26.1 De coöperatie kan worden ontbonden door een daartoe strekkend besluit van de algemene vergadering. Het bepaalde in artikel 25.1 en 25.2 van deze statuten is van overeenkomstige toepassing.

26.2 Ingeval van ontbinding van de coöperatie krachtens besluit van de algemene vergadering worden de bestuursleden vereffenaars van het vermogen van de ontbonden coöperatie, tenzij de algemene vergadering besluit om een of meer andere personen tot vereffenaar te benoemen.

26.3 Gedurende de vereffening blijven de bepalingen van deze statuten zo veel mogelijk van kracht.

26.4 Hetgeen na voldoening van de schulden van de ontbonden coöperatie is overgebleven, wordt overgedragen aan de leden naar verhouding van het saldo van hun respectievelijke ledenrekening, tenzij bij unaniem besluit anders wordt besloten.

26.5 Het bepaalde in Boek 2 Titel 1 van het Burgerlijk Wetboek is van overeenkomstige toepassing op de vereffening.

Artikel 27. Overgangsbepaling.

Het eerste boekjaar van de coöperatie eindigt op één en dertig december tweeduizend twaalf. Dit artikel vervalt na afloop van het eerste boekjaar.

Slotverklaringen.

Ten slotte heeft de comparant verklaard dat:

a. De eerste leden zijn de oprichters

b. Voor de eerste maal wordt tot bestuurder A van de vennootschap benoemd: **Orangefield Trust (Netherlands) B.V.**, een besloten vennootschap met beperkte aansprakelijkheid, statutair gevestigd te Amsterdam, en

kantoorhoudende te Teleportboulevard 140, 1043 EJ Amsterdam.

Voor de eerste maal wordt tot bestuurder B van de vennootschap benoemd:

Eleonora Jongsma, geboren te Schagen, op tien maart negentien honderd zeven en zestig, wonende te Derde Schinkelstraat 40, 1075 TM Amsterdam.

Volmachten.

Van de volmacht verlening aan de comparant is mij, notaris, gebleken uit twee (2) onderhandse akten van volmacht, welke in kopie aan deze akte worden gehecht (Bijlagen).

Slot

De comparant is mij, notaris, bekend.

Deze akte is verleden te Rotterdam op de datum aan het begin van deze akte vermeld. De zakelijke inhoud van deze akte is aan de comparant opgegeven en toegelicht. De comparant heeft verklaard op volledige voorlezing van de akte geen prijs te stellen, tijdig voor het verlijden van de inhoud daarvan te hebben kennisgenomen en met de inhoud in te stemmen.

Onmiddellijk na beperkte voorlezing is deze akte eerst door de comparant en daarna door mij, notaris, ondertekend.

(volgt ondertekening)

UITGEGEVEN VOOR AFSCHRIFT

mr. G.C. van ECK NOTARIS TE ROTTERDAM

LOYENS LOEFF

BC/RvT/5145512

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

INCORPORATION

(Alaskan & Atlantic Coöperatief U.A.)

This twenty-eighth day of June two thousand twelve, there appeared before me, Gerard Cornelis van Eck, civil-law notary at Rotterdam, the Netherlands:
Adriënne Clarissa van Maanen, born in Rotterdam, the Netherlands, on the sixth day of March nineteen hundred and eighty-four, employed at Blaak 31, 3011 GA Rotterdam, the Netherlands, for the purposes hereof acting as attorney - duly authorized in writing of:

1. **Stichting Teleportboulevard**, a foundation (*'stichting'*) under Dutch law, having its official seat in Amsterdam, the Netherlands and its registred office address at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands (registered with the Dutch Trade Register of the Chamber of Commerce under number 34357165) (the "**Incorporator I**"); and
2. **Stichting De Klomp**, a foundation (*'stichting'*) under Dutch law, having its official seat in Weesp, the Netherlands, having its registred office address at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands (registered with the Dutch Trade Register of the Chamber of Commerce under number 41194254) (the "**Incorporator II**"),

(the incorporator I and the Incorporator II hereinafter jointly referred to as: the "**Incorporators**").
The person appearing, acting in said capacities, declared the following:
the Incorporators hereby incorporate a Cooperative under Dutch law (*coöperatie*) (the "**Cooperative**"), with the following Articles of Association.

CHAPTER I.

Article 1. Definitions and interpretation.

1.1 In these Articles the following expressions shall have the following meanings:

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

a. **"General Meeting"**:
the body *(orgaan)* of the Cooperative consisting of all persons entitled to vote;

b. **"Board of Directors"**:
the board (*bestuur*) of the Cooperative;

c. **"Director"**:
a member of the Board of Directors;

d. **"Member Capital Account"**:
means with respect to a Member the account mentioned in Article 9;

e. **"Member"**:
a member of the Cooperative;

f. **"Membership"**:
the membership (lidmaatschap) of the Cooperative;

g. **"Membership Rights"**:
all the rights, obligations and contractual relationships that a Member has *vis-à-vis* the Cooperative which result from its Membership and these Articles, including, but not limited to, the rights of such Member to the Member Capital Account established for its benefit;

h. **"in writing"**:
means by letter, by telecopier, by e-mail, or by message which is transmitted via any other current means of communication and which can be received in the written form, provided that the identity of the sender can be sufficiently established;

i. **"Articles of Association"**:
the articles of association of the Cooperative; and

j. **"Unanimous Resolution"**:
a resolution of the General Meeting adopted in a meeting in which all Members entitled to vote are present or represented and such resolution is carried by unanimous vote, as well as a resolution adopted in accordance with Article 24.

1.2 All references to Articles are references to these Articles of Association and the individual articles thereof.

CHAPTER II. NAME, OFFICIAL SEAT AND LIABILITY; OBJECTS.

Article 2. Name, Official Seat and Liability.

2.1 The name of the Cooperative is:
Alaskan & Atlantic Coöperatief U.A.

2.2 The Cooperative has its official seat in the municipality of Amsterdam, the Netherlands.

2.3 The Members and former Members shall not be liable for the Cooperative's debts and they shall be under no obligation to contribute to a deficit existing at the time of dissolution of the Cooperative, if any.

Article 3. Objects.

3.1 The objects of the Cooperative are to provide for certain material needs of its Members, including cost savings, pursuant to the agreements concluded with its Members (as part of the Membership Rights and, if applicable, separate

agreements the Cooperative may have entered into with the Members) in the business undertaking that the Cooperative carries on or procures to be carried on for that purpose for the benefit of its Members.
The Cooperative may, in furtherance of its objects, *inter alia*, collect funds from its Members and invest these funds.

3.2 The Cooperative tries to achieve its objects as described in Article 3.1 by conducting or commissioning the following business activities in its own name, on its own account and at its own risk:

a. the investing of the capital made available by the Members with the purpose of making profit for the benefit of its Members;
b. to finance businesses and companies, to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;
c. to acquire and/or manage businesses and companies;
d. to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;
e. to provide and render advice and services to businesses and companies in which the Cooperative has an interest;
f. to grant guarantees, to bind the Cooperative and to pledge its assets for obligations of businesses and companies with which it forms a group and for obligations of third parties,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

3.3 The Cooperative may conclude agreements similar to those that it concludes with its Members also with third parties, but not to such an extent that the agreements with its Members are of secondary importance only.

CHAPTER III. MEMBERSHIP AND CAPITAL ACCOUNT.

Article 4. Admission of Members. Members' Register.

4.1 Only individuals, legal entities as well as unincorporated companies and other companies without legal personality can be a Member.

4.2 A new Member shall be admitted to the Cooperative by a Unanimous Resolution.

4.3 The resolution to admit the Member will specify the further conditions for admission.

4.4 The Board of Directors keeps a register which contains the names and addresses of all Members. On application by a Member, the Board of Directors shall furnish an extract from the Member's Register, free of charge, insofar as it relates to the applicant's Membership Rights. The Board of Directors will make the members' register available for inspection at the Cooperative's offices or at another suitable place for that purpose.

Article 5. Transfer and Transmission of the Membership Rights.

5.1 The Membership is not personal and can be transferred and transmitted in accordance with this Article 5.

5.2 The Membership Rights of a legal entity that ceases to exist as a result of a

merger (*fusie*) or demerger (*splitsing*) or any equivalent under applicable law will pass to the acquiring legal entity or to any other acquiring legal successor. The acquiring legal entity may only exercise its rights towards the Cooperative upon the approval of the General Meeting which has been granted by means of a Unanimous Resolution.

5.3 A Member wishing to transfer his Membership Rights (the "**Applicant**") shall require a Unanimous Resolution approving such transfer. The request for approval shall be made by the Applicant by means of a written notification to the Board of Directors, stating the person to whom the Applicant wishes to transfer the Membership Rights. The Board of Directors shall be obliged to convene and to hold a General Meeting to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation. A resolution to approve a transfer requires a Unanimous Resolution and shall, in the event approval is granted for a transfer to a person not being a Member, also be considered a resolution to admit that person in accordance with the provisions of Article 4.2. Article 4.4 is applicable. If the General Meeting resolves to approve a transfer, the Applicant may transfer the Membership Rights to the person mentioned in the request.

5.4 The transfer of Membership Rights requires an agreement in writing by which the parties involved are a party, followed by a notification in writing to the Cooperative.

5.5 Upon the notice in writing mentioned in Article 5.4, the amount of the Membership Capital Account will be held for the Member that acquired the Membership Rights.

5.6 The provisions of Article 5.1, 5.3 and 5.4 shall apply by analogy to the pledging of Membership Rights and to the creation or transfer of a usufruct in Membership Rights.

5.7 To the extent permitted by law, on the creation of a right of pledge of Membership Rights, the voting right attributable to such Membership Rights may be assigned to the pledgee. Such transfer of voting rights shall require a Unanimous Resolution of the General Meeting approving such transfer, which approval is to be given prior to the creation of the right of pledge concerned.

Article 6. End of the Membership.

6.1 A Member's Membership shall end if, with due observance of the provisions of Article 5, the Membership Rights are transferred or:

- a. if the Member is a natural person, upon the Member's death; and
- b. if the Member is a legal entity, when that legal entity ceases to exist without a legal successor under a universal title of succession or by any other means, without prejudice to the provisions of Article 5.2.

6.2 In addition, the Membership of a Member will end with due observance of the provisions of Article 6.3 up to and including 6.11 by means of:

- a. termination by the Member;
- b. termination by the Cooperative; or
- c. removal as a Member.

6.3 A Member may only terminate its Membership effective from the end of a

financial year following on that when the notice of termination is given. The Membership shall be cancelled immediately upon notice of termination being given by the Member, if:

a. the Member cannot reasonably be required to continue the Membership; or
b. a resolution by which its rights are limited or its obligations are increased, a resolution to convert the Cooperative into a different legal form or a merger or demerger resolution within the meaning of Book 2, Title 7, of the Dutch Civil Code has been adopted and the Member within one month after being informed about the resolution by the Board of Directors has informed the Board of Directors about the intention to end the Membership with immediate effect.

In the event that a Member has notified the Board of Directors in accordance with b.above, the resolution by which the rights of the Member are limited or his obligations are increased will then not apply to that Member. A Member may not cancel the Membership in accordance with b above, in the event of any adjustment of financial rights and obligations.

6.4 The Membership shall also terminate if the Member and the Cooperative have agreed on such termination in writing.

6.5 Any termination of the Membership in violation of the provisions of Article 6.3 hereof will terminate the Membership as from the earliest permitted date after the date as from which notice of termination was given.

6.6 The Board of Directors may decide the Cooperative to render a notice of termination to a Member if:

a. a Member no longer meets the requirements stipulated for the Membership by the Articles of Association;
b. a Member no longer fulfils its obligations towards the Cooperative; or
c. the Cooperative cannot reasonably be required to continue the Membership.

6.7 Removal of a Member shall be effected by a resolution of the Board of Directors. A Member may only be removed if he acts contrary to the Articles of Association, any bylaws or resolutions of the Cooperative, or unreasonably disadvantages the Cooperative.

6.8 In the event of a termination or removal by the Cooperative, the Board of Directors shall notify the Member in writing stating the reasons for the termination or removal.

6.9 In the event of a resolution on termination of the Membership by the Cooperative on the grounds that a Member has failed to fulfil its obligations towards the Cooperative or that the Cooperative cannot reasonably be required to continue the Membership, and in the event of a resolution to remove a Member, the party in question may file an appeal with the General Meeting within one month of being notified of such resolution. During the period of appeal and pending the appeal the Member will be suspended, on the understanding, however, that the suspended Member will have access to the General Meeting at which the resolution to suspend the Member will be

discussed and may address that meeting.

6.10 Upon termination of a Membership, payment will be made to such Member in an amount equal to the amount that the relevant Member would receive pursuant to Article 26 if the Cooperative would be dissolved and liquidated at the time of termination.

6.11 If the Membership ends in the course of a financial year, the annual contribution, for that financial year (if any) will nevertheless be due in full.

Article 7. Membership Agreement.

7.1 The Cooperative may conclude member agreements between the Cooperative and its Members, prescribing each Members' rights and obligations towards the Cooperative and the other Members in addition to the Articles of Association.

7.2 The General Meeting may adopt member regulations which regulations *inter alia*, govern the internal organisation of the Cooperative.

Article 8. Obligations of the Members.

By a Unanimous Resolution adopted at the proposal of the Board of Directors, obligations may be imposed or increased on the Members to pay an annual contribution and/or to pay Members' capital.

Article 9. Capital Contributions.

9.1 An account shall be established in the books of the Cooperative for each and every Member. Each Member Capital Account shall be credited with an amount equal to the value of the capital contribution to the Cooperative made by the applicable Member at the date of such capital contribution. The Member Capital Account shall otherwise increase and decrease in accordance with the terms and conditions of these Articles of Association, the Membership Agreement(s), and as otherwise agreed between the Cooperative and the Members.

9.2 A capital contribution must consist of cash insofar as no non-cash contribution has been agreed upon and requires a Unanimous Resolution.

CHAPTER IV. BOARD OF DIRECTORS

Article 10. Board of Directors.

10.1 The Board of Directors shall consist of one (1) or more Directors A and one (1) of more Directors B. The exact number of Directors, subject to the provisions in the previous sentence, shall be determined by the General Meeting.

10.2 Directors can be appointed from among the Members or from outside the Members.

10.3 Directors are appointed by the General Meeting. A vacancy shall be filled as soon as possible.

10.4 If the Board of Directors consists of more than one Director, the Board of Directors shall designate from its midst a chairman, and make arrangements for his substitution in case of absence.

10.5 A Director may be suspended or removed by the General Meeting at any time.

10.6 Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.

Article 11. Duties, Decision-making Process and Allocation of Duties.

11.1 The Board of Directors shall be entrusted with the management of the Cooperative, subject to the provisions of these Articles of Association.

11.2 Resolutions of the Board of Directors may also be adopted outside a formal meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Directors then in office and none of them objects to the proposed manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Directors then in office.

11.3 The Board of Directors may establish additional rules regarding its decision-making process and working methods, in addition to the relevant provisions of these Articles of Association.

11.4 The Board of Directors shall be entitled to assign, under its responsibility, certain parts of its duties to committees to be appointed by it.

Article 12. Representation; Conflicts of Interest.

12.1 The Board of Directors is authorised to represent the Cooperative. If the Board of Directors consists of two (2) or more Directors, one (1) Director A and one (1) Director B acting jointly, shall also be authorised to represent the Cooperative.

12.2 The Board of Directors may appoint officers with general or limited power to represent the Cooperative. Each officer shall be competent to represent the Cooperative, subject to the restrictions imposed on him. The Board of Directors shall determine each officer's title. The authority of an officer thus appointed shall also extend to any transaction where the Cooperative has a conflict of interest with one or more Directors, unless the General Meeting has made an appointment in accordance with Article 12.3.

12.3 In the event of a conflict of interests between the Cooperative and a Director, the General Meeting may appoint one or more persons to represent the Cooperative in the case at hand or in general in the event of such a conflict.

12.4 If a seat is vacant on the Board of Directors (*'ontstentenis'*) or a Director is unable to perform his duties (*'belet'*), the remaining Directors shall be temporarily entrusted with the management of the Cooperative, provided that at least one (1) Director A and one (1) Director B are in office and able to perform their duties.

12.5 If all Directors of a certain class or the sole Director of a certain class are absent or prevented from performing their duties, the person appointed for that purpose by the General Meeting, shall be temporarily entrusted with the management of the Cooperative together with the Director or Directors of the other class, or together with the person appointed by the General Meeting of the other class for the purpose of being temporarily entrusted with the management of the Cooperative.

Article 13. Approval of Board of Directors Resolutions.

13.1 The General Meeting may require resolutions of the Board of Directors to be subject to its approval. The Board of Directors shall be notified in writing of such resolutions, which shall be clearly specified.

13.2 The absence of approval by the General Meeting of a resolution as referred to in this Article 13 shall not affect the authority of the Board of Directors or its

Directors to represent the Cooperative.

CHAPTER V. FINANCIAL YEAR, ANNUAL ACCOUNTS, PROFITS AND DISTRIBUTIONS

Article 14. Financial Year and Annual Accounts.

14.1 The Cooperative's financial year shall be the calendar year.

14.2 The Board of Directors is required to keep records of the financial condition of the Cooperative and of all matters related to the activities of the Cooperative in accordance with the requirements arising from those activities, and to keep the related books, records and other data carriers in such a way, that the rights and obligations of the Cooperative are all times apparent therefrom.

14.3 Annually, not later than six months after the end of the financial year, save where this period is extended by the General Meeting by not more than five months by reason of special circumstances, the Board of Directors shall prepare annual accounts and make them available at the Cooperative's office for inspection by the Members.

14.4 Within the same period, the Board of Directors shall also deposit the annual report for inspection by the Members, unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Cooperative.

14.5 The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

14.6 The annual accounts shall be signed by the Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

14.7 The Cooperative may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting. The Board of Directors shall be authorised to do so when the General Meeting fails to appoint an accountant. The accountant shall report on his audit to the Board of Directors. The accountant shall set out the results of his audit in a certificate as to whether the annual accounts give a true and fair view. The accountant's certificate will be made available to the Members in accordance with Article 14.9. The provisions of Section 2:393 of the Dutch Civil Code shall apply accordingly to the extent possible.

14.8 If no accountant's certificate as referred to in Article 14.7 is made available, the General Meeting shall appoint annually from among the Members a financial committee of at least two persons who may not be Directors. The financial committee shall examine the annual accounts and report their findings to the General Meeting. If the examination of the annual accounts requires special knowledge of accounts, the financial committee may request assistance from an expert. The Board of Directors shall be obliged to furnish the committee with all the information required, to show cash and assets, if so desired, and to allow inspection of the books and records of the Cooperative.

14.9 The Cooperative shall ensure that the annual accounts, the annual report and the information to be added by virtue of Section 2:392, subsection 1, of the Dutch Civil Code are kept at its office as from the day on which notice of the annual General Meeting is given. Members may inspect the documents at that

place and obtain a copy free of charge.

Article 15. Adoption of the Annual Accounts and Release from Liability.

15.1 The annual accounts shall be adopted by the General Meeting at the Annual Meeting as mentioned in Article 18.1.

15.2 After adoption of the annual accounts, the General Meeting may pass a resolution concerning release of the Directors from liability for the exercise of their duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts. The scope of a release from liability shall be subject to limitations by virtue of the law.

Article 16. Profits, Loss and Distributions.

16.1 The Cooperative shall maintain a profit reserve to which the profits and losses in any current financial year shall be allocated in accordance with the provisions of this Article 16 (the "**Profit Reserve**"). Each Member is entitled to the Profit Reserve *pro rata* to the balance of their respective Member Capital Accounts.

16.2 From the accrued profits of the financial year concerned first an amount equal to the negative balance of the Profit Reserve (if any) shall be allocated to the Profit Reserve. Any balance remaining shall, subject to Article 16.4 and 16.7, be distributed to the Members and/or added to the Profit Reserve in the amount or amounts as determined by the General Meeting.

16.3 The accrued losses from the financial year concerned shall be allocated to the Profit Reserve.

16.4 Any distribution at the expense of the Profit Reserve can only be made to the extent of the positive balance of the Profit Reserve.

16.5 By way of a Unanimous Resolution interim distributions may be made from profits realized during a financial year (as estimated by the General Meeting) to the Members.

16.6 The authority to resolve to make any other distribution, as well as to determine the timing and further conditions of any other distribution to the Members, at the charge of the Member Capital Accounts, shall be vested in the General Meeting, provided that each Member Capital Account must have a positive balance upon such distribution.

16.7 Any distribution pursuant to Article 16.4, 16.5 and 16.6 shall at all times be made to the Members *pro rata* to the balance of their respective Member Capital Accounts, unless unanimously decided otherwise by the General Meeting.

16.8 Distribution of the accrued profits of a financial year shall only be made after adoption of the annual accounts.

16.9 A deficit may be made up to the detriment of the reserves prescribed by law only in so far as so permitted by law.

CHAPTER VI. THE GENERAL MEETING OF MEMBERS.

Article 17. Powers.

All powers in the Cooperative that have not been transferred to the Board of Directors by law, or pursuant to these Articles of Association shall be vested in the General Meeting.

Article 18. General Meeting of Members.

18.1 Annually, not later than within seven months after the end of the financial year, unless that period is extended by the General Meeting, a General Meeting – the Annual Meeting – will be held. The following will be discussed at the Annual Meeting, among other things:

a. if applicable: the annual report;

b. if applicable: the report by the financial committee as referred to in Article 14.8;

c. the adoption of the annual accounts;

d. the granting of discharge to the Directors;

e. unless an auditor has already been given an instruction as referred to in Article 14.7 for the following financial year: the appointment of an auditor or financial committee in accordance with Article 14.7 and 14.8;

f. the filling of any vacancies;

g. proposals of the Board of Directors or the Members, announced in the notices convening the meeting.

18.2 Other General Meetings will be convened as often as the Board of Directors considers desirable or it is required to do so by law or by these Articles.

18.3 At the written request of at least such number of Members as are authorized to cast one-tenth of the votes at the General Meeting, the Board of Directors will be required to convene a General Meeting to be held within a period of not more than four weeks after the filing of the request. If the request is not complied with within fourteen days, the applicants may themselves convene a meeting, in accordance with Article 19.2 or by means of an advertisement in at least one popular newspaper in the place where the Cooperative has its official seat, with due observance of the notice period for convening a meeting as specified in Article 19. The applicants may then assign the chairmanship of the meeting and the keeping of minutes to parties other than Directors.

Article 19. Notice, Agenda and Venue of Meetings.

19.1 Notice of General Meetings shall be given by the Board of Directors. Furthermore, notice of General Meetings may be given by Members representing in the aggregate at least half of the votes that can be cast in a General Meeting, without prejudice to the provisions of Article 18.3.

19.2 Notice of the meeting shall be given no later than on the seventh day prior to the day of the meeting.

19.3 The notice convening the meeting shall specify the business to be discussed. Other business not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 19.2.

19.4 The notice of the meeting shall be sent to the addresses of the Members shown in the register of Members. Instead of through notice letters, any Member that gives his consent, may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by him for this purpose to the Cooperative.

19.5 General Meetings are held in the municipality in which, according to these Articles of Association, the Cooperative has its official seat. General Meetings

may also be held elsewhere in the Netherlands, in which case valid resolutions of the General Meeting may only be adopted if all Members are present or represented.

Article 20. Admittance and Rights at Meetings.

20.1 Each Member and each Director shall be entitled to attend the General Meetings. Members may be represented in a meeting by a proxy authorised in writing. Suspended Members, subject to the provisions of Article 6.9, and suspended Directors shall not be admitted.

20.2 At a meeting, each person present with voting rights must sign the attendance list. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

20.3 A Director who is not a Member shall have the right to give advice in the General Meeting.

20.4 The General Meeting shall decide on the admittance of other persons to the meeting.

Article 21. Chairperson and Secretary of the Meeting.

21.1 The chairman of the Board of Directors shall be the chairman of the General Meeting of Members, or in his absence his substitute. If the chairman of the Board of Directors nor his substitute are present, the chairman of a General Meeting of Members shall be appointed by the General Meeting.

21.2 The chairperson of the meeting shall appoint a secretary for the meeting.

Article 22. Minutes; Recording of Resolutions of the Members.

22.1 The secretary of a General Meeting of Members shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

22.2 The Board of Directors shall keep record of all resolutions adopted by the General Meeting. If the Board of Directors is not represented at a meeting, the chairperson of the meeting shall ensure that the Board of Directors is provided with a transcript of the resolutions adopted as soon as possible after the General Meeting. The records shall be deposited at the Cooperative's office for inspection by the Members. On application, each of them shall be provided with a copy or an extract from the records.

Article 23. Adoption of Resolutions in a Meeting.

23.1 Each Member who is not suspended shall have the right to cast one (1) vote.

23.2 To the extent that law or these Articles of Association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast.

23.3 If there is a tie in voting, the proposal shall be deemed to have been rejected.

23.4 If the formalities for convening and holding of General Meetings, as prescribed by the applicable law or these Articles of Association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if in such meeting all Directors and all Members entitled to vote are present or represented and such resolution is carried by unanimous vote.

23.5 When determining how many votes are cast by Members as well as how many

Members are present or represented, no account shall be taken of Members who are not entitled to vote pursuant to the law or these Articles of Association.

Article 24. Adoption of Resolutions without holding Meetings.

24.1 Members may adopt resolutions of the General Meeting in writing without holding a meeting, provided they are adopted by the unanimous vote of all Members entitled to vote and with the prior knowledge of the Board of Directors.

24.2 Each Member must ensure that the Board of Directors is informed of the resolutions thus adopted as soon as possible in writing. The Board of Directors shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 22.2.

CHAPTER VII. AMENDMENT OF THE ARTICLES OF ASSOCIATION; DISSOLUTION AND LIQUIDATION; GOVERNING LAW.

Article 25. Amendment of these Articles of Association.

25.1 These Articles of Association may be amended only by a Unanimous Resolution, provided that the meeting has been convened with the notification that an amendment of these Articles of Association will be proposed in that meeting.

25.2 Those who have convened the General Meeting to discuss a motion to amend these Articles of Association shall, at least five days before the meeting, deposit a copy of such motion containing the verbatim text of the proposed amendment, at a place appropriate for that purpose for inspection by the Members, until the end of the day on which the meeting is held.

25.3 An amendment of these Articles of Association shall become effective only after a notarial deed has been drawn up for that purpose executed by a civil law notary in the Netherlands. Each Director is authorised to execute the deed.

Article 26. Dissolution and Liquidation.

26.1 The Cooperative may be dissolved pursuant to a resolution to that effect by the General Meeting. The provisions of Article 25.1 and 25.2 shall apply by analogy.

26.2 If the Cooperative is dissolved pursuant to a resolution of the General Meeting, the Directors shall become liquidators of the dissolved Cooperative's property, unless the General Meeting resolves to appoint one or more other persons as liquidator.

26.3 During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

26.4 The balance remaining after payment of debts of the terminated Cooperative shall be transferred to the Members *pro rata* to the balance of their respective Member Capital Accounts, unless resolved otherwise by a Unanimous Resolution.

26.5 The provisions of Title 1, Book 2 of the Dutch Civil Code shall also apply to the liquidation.

Article 27. Transitional Provision.

The first financial year of the Cooperative shall end on the thirty-first day of December two thousand twelve. This Article shall cease to exist after the end of the first financial

year.

Final Statements.

a. The first members are the Incorporators.

b. The first Director A is:
Orangefield Trust (Netherlands) B.V., a private limited liability company under Dutch law, having its official seat at in Amsterdam, the Netherlands and its office address at 1043 EJ, Amsterdam, Teleportboulevard 140, the Netherlands.
The first Director B is:
Eleonora Jongsma, born in Schagen, the Netherlands, on the tenth day of March nineteenhundred sixty-seven, residing at Derde Schinkelstraat 40, 1075 TM Amsterdam, the Netherlands.

Powers of Attorney.

The authorisation granted to the person appearing is evidenced by two (2) private powers of attorney, copies of which immediately after the execution will be attached to this deed (Annexes).

End.

The person appearing is known to me, civil-law notary.
This deed was executed in Rotterdam, the Netherlands, on the date stated in the first paragraph of this deed.
The contents of the deed have been stated and clarified to the person appearing.
The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.
After limited reading, this deed was signed first by the person appearing and thereafter by me, civil-law notary.